Exhibit 16.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

September 18, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Descanso Agency Inc (the "Company") and have not rendered any opinion or reviewed the consolidate financials statements. Effective September 17, 2009, we were dismissed from the Company as principal accountants. We have read the Company's statements included its Form 8-K dated September 17, 2009, and we agree with such statements contained therein.

We cannot confirm or deny the appointment of New Accountant or that New Accountant was consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, NV

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501